Exhibit 99.1

Press Release	Source: Arête Industries, Inc.

Arête Industries, Inc. Announces the Sale of a Well and Lease in Wyoming for Approximately $1.1 Million in Proceeds with a $750,000 Profit.

Monday, February 6, 2012

WESTMINSTER, Colorado, February 6, 2012 (Business Wire) Arête Industries, Inc. (OTC-QB: ARET) today announced it has sold a well and lease in Niobrara County Wyoming of its recently acquired assets for approximately $1.1 million to an unaffiliated party.  Arête paid $108,420 in the original purchase price for a 50% working interest and an overriding royalty interest. In October 2011, Arête purchased the remaining 50% working interest and an overriding royalty interest for $167,800. Therefore, Arête’s the gain on the sale is approximately $750,000 and it retains its 2.575% overriding royalty interest.

Donald Prosser, Chairman and Chief Executive Officer of Arête Industries, Inc. commented, “We are pleased to announce this sale as we are able take a profit, pay some debt, and participate in the future cash flow on the property.”

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About Arête Industries

The Company holds oil and gas properties in the Rocky Mountain Region of the United States and operates a small natural gas gathering system. For additional information on the Company visit our website at: http://www.areteindustries.com

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this report, such as statements regarding our future expectations to increase our production are forward-looking statements (often, but not always, using words such as "expects", "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Forward-looking statements are based on our current expectations and assumptions about future events and involve inherent risks and uncertainties. These risks include, but are not limited to, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition and government regulation or other actions. Additional information on these and other factors which could affect Arête’s operations or financial results are included in Arêtes' reports on file with the Securities and Exchange Commission. Such factors (many of which are beyond our control) could cause actual results to differ materially from those set forth in the forward-looking statements. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Arête undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Arête’s expectations.

For Further Information Contact:

Arête Investor Relations:
Gerald Kieft
The WSR Group
772-219-7525
IR@theWSRgroup.com

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Source: Arete Industries, Inc.